Exhibit 99.1

ALVARION LTD.

THE 2006 GLOBAL SHARE BASED INCENTIVE PLAN

GLOBAL SHARE AWARD PLAN
__________________________________________________________________________________________

TABLE OF CONTENTS

1.  PURPOSE OF THE PLAN                                                                              3

2.  DEFINITIONS                                                                                   3

3.  ADMINISTRATION OF THE PLAN                                                                        6

4.  DESIGNATION OF PARTICIPANTS                                                                      6

5.  SHARES RESERVED FOR THE PLAN                                                                   7

6.  PURCHASE PRICE                                                                                 7

7.  ADJUSTMENTS                                                                                  8

8.  TERM AND EXERCISE OR PURCHASE OF AWARDS                                                            10

9.  VESTING OF AWARDS                                                                           11

10.  TYPE OF AWARDS                                                                                12

11.  DIVIDENDS                                                                                   12

12.  RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS                                                     12

13.  EFFECTIVE DATE AND DURATION OF THE PLAN                                                           12

14.  AMENDMENTS OR TERMINATION                                                                   12

15.  GOVERNMENT REGULATIONS                                                                      13

16.  CONTINUANCE OF EMPLOYMENT                                                                   13

17.  GOVERNING LAW AND JURISDICTION                                                                 13

18. TAX CONSEQUENCES                                                                            13

19.  PURCHASE FOR INVESTMENT                                                                       14

20.  NON-EXCLUSIVITY OF THE PLAN                                                                    14

21. MULTIPLE AGREEMENTS                                                                          15

22. RULES PARTICULAR TO SPECIFIC COUNTRIES                                                           15

This plan, as amended from time to time, shall be known as the Alvarion Ltd. 2006 Global Share Based Incentive Plan (the “Plan”).

I.	1.PURPOSE OF THE PLAN

The Plan is intended to provide an incentive to retain, in the employ of the Company (as defined below) and its Subsidiaries (as defined below), persons of training, experience and ability; to attract new Employees and Service Providers (as defined below); to encourage the sense of proprietorship of such persons; and to stimulate the active interest of such persons in the development and financial success of the Company.

II.	2.DEFINITIONS

For purposes of interpreting the Plan and related documents (including the agreements and their appendixes), the following definitions shall apply:

2.1
“Award” means the grant of any equity related award, including any type of an Option and/or Share Appreciation Right and/or Share and/or Restricted Share and/or Restricted Share Unit and/or other Share unit and/or Performance Based Award and/or other Share-based award and/or other right or benefit under the Plan.

2.2	“Award Agreement” means the award agreement between the Company and a Participant that evidences and sets out the terms and conditions of an Award.

2.3	“Board” means the Board of Directors of the Company.

2.4
“Cause” means (i) conviction of any felony involving moral turpitude or affecting the Company or its affiliates; (ii) any refusal to carry out a reasonable directive of the Company’s Chief Executive Officer, Board or the Participant’s direct supervisor, which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Participant’s fiduciary duties or duties of care of the Company or its affiliates; including without limitation disclosure of confidential information of the Company or its affiliates; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company or its affiliates.

2.5	“Chairman” means the Chairman of the Committee.

2.6	“Code” means the United States Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.7	“Committee” means a compensation committee of the Board, designated from time to time by the resolution of the Board.

2.8	“Companies Law” means the Israeli Companies Law 5759-1999, as now in effect or as hereafter amended.

2.9	“Company” means Alvarion Ltd., an Israeli company.

2.10	“Date of Grant” means the date determined by the Board or the Committee as set forth in the Award Agreement.

2.11	“Employee” means a person who is employed by the Company or any Subsidiary.

2.12	“Exchange Act” means the United States Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.13	“Expiration date” means the date upon which an Award shall expire, as set forth in Section 8.2 of the Plan.

2.14	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(i)
If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market System or the NASDAQ SmallCap Market, the Fair Market Value shall be the closing sale price for such Shares (or the highest closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in The Wall Street Journal, or such other source as the Board deems reliable;

(ii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.15	“Option” means a Participant's right to purchase one or more Shares pursuant to the Plan for a set exercise price.

2.16	“Participant” means a person who receives or holds any type of Award under the Plan.

2.17	“Performance Based Award” means award which its grant and/or vesting and/or exercise and/or purchase and/or sale are subject to attainment of performance criteria.

2.18	“Plan” means the Company’s 2006 Global Share Based Incentive Plan.

2.19	“Purchase Price” means the price for each Share subject to an Award, as set forth in the Award Agreement.

2.20	“Restricted Share” means Share issued under the Plan to a Participant for such consideration, if any, and subject to such restrictions as established by the Company.

2.21
“Restricted Share Unit (RSU)” means an Award that may be earned in whole or in part upon the lapse of time and/or the attainment of performance criteria, which may be settled for Shares, cash or other securities, as the Company deems reliable.

2.22	“Securities Act” means the United States Securities Act of 1933, as now in effect or as hereafter amended.

2.23	“Service Provider” means a director, consultant or advisor of the Company or any Subsidiary.

2.24
“Share Appreciation Right (SAR)” means a right entitling the Participant to Shares and/or cash consideration, at the Company's discretion, measured by appreciation in value of ordinary Share during the period from the grant date to the exercise date.

2.25	“Share” means the ordinary share, NIS 0.01 par value, of the Company.

2.26
“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting an award, each of the companies other than the last company in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares or fifty percent (50%) of equity in one of the other companies in such chain.

2.27	“Successor Company” means any entity into which the Company is merged to or by which the Company is acquired.

2.28
“Termination” means the cessation, with or without any cause or reason, of an Employee or a Service Provider to be either an Employee or a Service Provider. However, unless so determined by the Board, “Termination” shall not include: (a) a change in status from an Employee, consultant or director to another such status, provided that the individual remains in the service of the Company and/or Subsidiary and/or affiliated company in any capacity of Employee or Service Provider; (b) in case of any approved leave of absence; (c) transfers among the Company and/or Subsidiary and/or other affiliated company.

2.29	“Transaction” means a merger or acquisition of the Company with or by one or more other entities following which the shareholders of the Company hold less than 50% of the surviving entity.

2.30	“Vested Award” means any Award, which has already been vested according to the Vesting Dates.

2.31
“Vesting Dates” means, as determined by the Board or the Committee, the date as of which an Award has become vested and the Participant has been entitled to exercise his/her Award or any part thereof, as set forth in Section 9 of the Plan.

III.	3.ADMINISTRATION OF THE PLAN

3.1
The Board shall have the power to administer the Plan either directly or upon the recommendation of the Committee. To the extent permitted under applicable law, the Board may delegate its powers under the Plan, or any part thereof, to the Committee, in which case, any reference to the Board in the Plan with respect to the rights so delegated shall be construed as reference to the Committee. Notwithstanding the foregoing, the Board shall automatically have residual authority (i) if no Committee shall be constituted, (ii) with respect to rights not delegated by the Board to the Committee, or (iii) if such Committee shall cease to operate for any reason whatsoever.

3.2
The Board shall have full power and authority (i) to designate Participants; (ii) to determine the terms and provisions of respective Award Agreements (which need not be identical) including, but not limited to, the number of Shares to be covered by each Award, provisions concerning the time or times when and the extent to which the Awards may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) to accelerate the right of a Participant to exercise or receive, in whole or in part, any previously granted Award; (iv) to interpret the provisions and supervise the administration of the Plan; (v) to determine the Fair Market Value of the Shares; (vi) to designate the type of Awards to be granted to a Participant; (vii) to determine any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

3.3	To the extent permitted under applicable law, the Committee shall have the specific rights delegated to it by the Board.

3.4
The Board shall have the authority to grant, in its discretion, to the holder of an outstanding Award, in exchange for the surrender and cancellation of such Award, a new Award having a purchase price equal to, lower than or higher than the Purchase Price of the original Award so surrendered and canceled, and containing such other terms and conditions as the Board may prescribe in accordance with the provisions of the Plan.

3.5	The interpretation and construction by the Board of any provision of the Plan or of any Award Agreement thereunder shall be final and conclusive.

IV.	4.DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Plan shall be Employees and/or Service Providers. The grant of an Award hereunder shall neither entitle the Participant to participate nor disqualify him or her from participating in, any other grant of any Awards pursuant to the Plan or any other plan of the Company or any of its affiliates.

V.	5.SHARES RESERVED FOR THE PLAN

5.1	The Company shall initially reserve 1,500,000 authorized but unissued Shares for the purposes of the Plan, subject to adjustment as set forth in Section 7 below.

5.2
Notwithstanding section 5.1 to the contrary, on April 1st of each calendar year of the Company beginning on 2007, the number of Shares that may be issued from time to time pursuant to the Plan shall automatically be increased by an amount of shares that would keep the number of Shares reserved for issuance under the Plan at a rate of 4 percent (4%) of the number of issued and outstanding shares of the Company as of such date.

5.3
Any Shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan. Should any Award for any reason expire or be canceled prior to its exercise or relinquishment in full, the Share or Shares subject to such Award may again be subjected to an Award under the Plan.

5.4
Each Award granted pursuant to the Plan, shall be evidenced by a written Award Agreement between the Company and the Participant, in such form as the Board shall from time to time approve. Each Award Agreement shall state, among other matters, the number of Shares to which the Award relates, the type of Award granted thereunder, the Vesting Dates, the Purchase Price per Share and the Expiration Date.

5.5
The inability of the Company to obtain approval or authority from any regulatory body having jurisdiction over the Company, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and/or allocation and/or sale of Awards, shall relieve the Company from any liability in respect of the failure to issue and/or allocate and/or sell such Awards.

VI.	6.PURCHASE PRICE

6.1	The Purchase Price of each Share subject to an Award shall be determined by the Board in accordance with applicable law.

6.2	For the avoidance of doubt, subject to any applicable law, the Purchase Price may be equal to, higher than or lower than the Fair Market Value of the Company’s Shares on the Date of Grant.

6.3	Each Award Agreement will specify the Purchase Price determined for the Awards covered therein.

6.4	The Purchase Price shall be payable in the following acceptable forms of payment:

(i)	cash, check or wire transfer.

(ii)
at the sole discretion of the Company, through delivery of Shares having a Fair Market Value equal, as of the date of exercise, to the Purchase Price of the Shares purchased and acquired upon exercise of the Award, or through a different form of cashless exercise, including, to the extent selected, through the use of a broker-dealer sale, as approved by the Company.

(iii)
for the avoidance of any doubt, the Company may determine, at its sole discretion, executed upon the grant of an Award or at any future date until exercise or vesting of an Award, whichever is later, that an Award shall be exercised pursuant to a “net exercise” mechanism under which the compensation received by a Participant pursuant to an Award shall be measured by appreciation in value of Ordinary Share, following which the number of Shares issued to a Participant upon exercise or vesting of an Award, as the case may be, shall be equal to the gain realized by a Participant upon such exercise or vesting, (which is the difference between the Fair Market Value at such date to the Purchase Price per Share) and the quantity and Purchase Price of the Award shall accordingly be adjusted.

(iv)	at the discretion of the Company, any combination of the methods of payment permitted by any paragraph of this Section 6.4.

6.5	The Board shall have the authority to approve in specific cases other means of payment or to postpone the date of payment under such terms as it may determine.

6.6
The Purchase Price shall be denominated in the currency of the primary economic environment of, at the Company’s discretion, either the Company or the Employee (that is the functional currency of the Company or the currency in which the Employee is paid).

VII.	7.ADJUSTMENTS

Upon the occurrence of any of the following described events, Participant's rights to purchase or receive Shares under the Plan shall be adjusted as hereafter provided:

7.1
In the event of a Transaction, all unvested and/or unexercised Awards then outstanding under the Plan may be assumed by the Successor Company (or a parent or subsidiary of the Successor Company). In the case of any such assumption, appropriate adjustments shall be made to the number of Shares subject to the Award and to the Purchase Price to reflect such action, and all other terms and conditions of the Award Agreements, such as the Vesting Dates, shall remain in force, subject to the sole discretion of the Board.

7.2
Notwithstanding the above and subject to all applicable law, the Board may determine that in certain Award Agreements there shall be a provision to the effect that if in any Transaction the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume the Awards, the Vesting Dates of such outstanding Awards shall be accelerated so that any unvested Award or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

7.3
For the purposes of Section 7.1 above, an Award shall be assumed if, as of the effective date of the Transaction, the Award shall confer the right to purchase or receive, for each Share underlying such Award immediately prior to the Transaction, the consideration (whether shares, awards, cash, or other securities or property) received in the Transaction by the shareholders for each share held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Award to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Board may determine, that in lieu of such assumption of Awards for awards of the Successor Company or its parent or subsidiary, all or part of such Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.

7.4
If the Company is voluntarily liquidated or dissolved while unexercised Awards remain outstanding under the Plan, the Company shall immediately notify all unexercised Award holders of such liquidation, and the Award holders shall then have ten (10) days to exercise any unexercised Vested Award held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-days period, all remaining outstanding Awards will terminate immediately.

7.5
If the outstanding Shares shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split or reverse share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the Plan or subject to any Awards theretofore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding Shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 5 hereof), in respect of which Awards have not yet been exercised, shall be appropriately adjusted (all as determined by the Board whose determination shall be final).

VIII.	8.TERM AND EXERCISE OR PURCHASE OF AWARDS

8.1
Awards shall be exercised or purchased by the Participant’s giving written notice and remitting payment of the Purchase Price, if applicable, to the Company or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Award is being exercised.

8.2
Unless otherwise determined in the Award Agreement, Awards, to the extent not previously exercised, shall terminate upon the earlier of: (i) the date set forth in the Award Agreement; (ii) the expiration of six (6) years from the Date of Grant; or (iii) the expiration of any extended period in any of the events set forth in Section 8.5 below.

8.3
The Award may be exercised by the Participant in whole at any time or in part from time to time, to the extent that the Awards have become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 8.5 below, the Participant is an Employee or a Service Provider at all times during the period beginning with the Date of Grant of the Award and ending upon the date of exercise or purchase.

8.4
Subject to the provisions of Section 8.5 below, in the event of a Participant's Termination, all Awards granted to such Participant shall immediately expire. Unless otherwise approved by the Board, the actual date of termination of employment or services shall be deemed to constitute Termination of employment or services.

8.5
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Award Agreement, an Award may be exercised after the date of Participant's Termination during an additional period of time beyond the date of such Termination, but only with respect to the number of Vested Awards at the time of such Termination, if:

8.5.1	Termination is without Cause, in which event the Vested Awards still in force and unexpired may be exercised within a period of three (3) months after the date of such Termination; or

8.5.2
Termination is the result of death or Disability of the Participant, in which event the Vested Awards still in force and unexpired may be exercised within a period of twelve (12) months after such date of Termination; or

8.5.3
prior to the date of such Termination, the Board shall authorize an extension of the term of all or part of the Vested Awards beyond the date of such Termination for a period not to exceed the period during which the Awards by their terms would otherwise have been exercisable.

For the purpose of this section, the term Disability shall have the meaning ascribed to it in Section 22(e)(3) of the Code.

For avoidance of any doubt, if Termination of employment or service is for Cause, any outstanding unexercised and/or unvested Award will immediately expire and terminate, and the Participant shall not have any right in respect of such outstanding Awards.

8.6
Participants shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares issued upon the exercise of any part of an Award, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such sections, until registration of the Participant as holder of such Shares in the Company’s register of shareholders following exercise of the Award in accordance with the provisions of the Plan.

8.7	Any form of Award Agreement authorized by the Plan may contain such other provisions, not inconsistent with the Plan, as the Board may, from time to time, deem advisable.

IX.	9. VESTING OF AWARDS

9.1	Subject to the provisions of the Plan, Awards shall vest at the Vesting Dates set forth in the Award Agreement.

9.2
An Award may be subject to such other terms and conditions, not inconsistent with the Plan, on the time or times when it may be granted and/or vested and/or exercised and/or sold, including the satisfaction of performance criteria, as the Board may deem appropriate. The vesting provisions of individual Awards may vary.

9.3
The vesting of an Award shall cease at the beginning of an unpaid vacation and shall not accrue during such unpaid vacation. Vesting shall be resumed upon termination of such unpaid vacation from the point it was stopped at, provided that the Participant continues to serve as an Employee or Service Provider of the Company. For the avoidance of doubt, the vesting schedules will be extended and Vesting Dates will be postponed beyond the dates set forth in the Award Agreement, due to such unpaid vacation and in accordance with the duration of such unpaid vacation.

X.	10. TYPE OF AWARDS

XI.
10.1The Board may award under the Plan any type of equity related compensation to a Participant, including any type of Option, Share, Restricted Share, RSU, SAR, Share units, Performance Based Award, or any combination of Awards, provided that it is not inconsistent with the provisions of the Plan and any applicable law.

XII.
10.2At the Company's sole and absolute discretion, Award granted may be subject to satisfaction of performance criteria. Performance criteria may be based on any of the following: (a) increase in share price; (b) shareholders return; (c) operating income; (d) earning per share; (e) revenues; (f) market share; (g) cash flow; (h) pre-tax profit; (i) any other performance criteria determined by the Company; (j) combination of any of the foregoing. Performance criteria may be applicable to the Company and/or any Subsidiary or affiliated company and/or business unit and/or employees' performance and/or others.

XIII.	11. DIVIDENDS

Subject to the Company’s Articles of Association, as amended from time to time, the holder or holders of Shares issued upon exercise or purchase of Awards, as the case may be, shall be entitled to receive dividends in accordance with the quantity of such Shares. Holders of unexercised and/or unvested Awards, as the case may be, shall not be entitled to receive any dividends on Shares not yet issued.

XIV.	12. RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

No Award or any right with respect thereto shall be assignable, transferable, or given as collateral to any third party whatsoever by operation of law or otherwise, except by will or by the laws of descent and distribution. During the lifetime of the Participant, all of such Participant’s rights to purchase or receive Shares under his or her Awards shall be exercisable only by the Participant.

Any action made in contradiction to the aforementioned, shall be null and void.

XV.	13. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall be effective upon the date that it is adopted by the Board, and shall terminate at the end of ten (10) years from such day of adoption.

XVI.	14. AMENDMENTS OR TERMINATION

14.1	The Board may at any time amend (subject to the provisions of Section 14.2 below), alter, suspend or terminate the Plan and/or any Award previously granted.

14.2
No amendment, alteration, suspension or termination of the Plan and/or any Award granted to a Participant shall impair the rights of any Participant, unless mutually agreed otherwise by the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

XVII.	15. GOVERNMENT REGULATIONS

The Plan, the granting and exercise of Awards hereunder and the obligation of the Company to sell and deliver Shares under such Awards shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other state having jurisdiction over the Company or the Participant, including the registration of the Shares under the Securities Act, and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities law of any jurisdiction.

XVIII.	16. CONTINUANCE OF EMPLOYMENT

Neither the Plan nor any Award Agreement shall impose any obligation on the Company or a Subsidiary to continue any Participant in its employ or service, and nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment or service at any time.

XIX.	17. GOVERNING LAW AND JURISDICTION

The Plan shall be governed by and construed and enforced in accordance with the requirements relating to the administration of stock award plans under any applicable law, any stock exchange or quotation system on which the shares are listed or quoted and the applicable laws of any country or jurisdiction where Awards are granted under the Plan. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

18. TAX CONSEQUENCES

18.1
To the extent permitted by applicable law, any tax consequences to any Participant arising from the grant and/or vesting and/or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Subsidiaries, or the Participant) hereunder shall be borne solely by the Participant. The Company and/or its Subsidiaries shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Subsidiaries and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

18.2
In such cases when the Participant bears sole responsibility to file his individual income tax return to local tax authorities, the Company shall not have any filing obligation with regards to Participant’s gain and/or income resulted from any Award.

18.3	The Company shall not be required to release any Share certificate to a Participant until all required payments have been fully made.

18.4
To the extent any provision in this Plan conflicts with or contradicts the conditions of any tax law or regulation which are in the intention and desire of the Company to rely upon for tax relief in respect of a particular Award, the provisions of said law or regulation shall prevail over the conflicting provision of the Plan and the Plan shall be interpreted according to such prevailing provision.

19. PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise of an Award granted under the Plan is expressly conditioned upon (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable law, rulings or regulations or (b) representations and undertakings by the Participant (or his legal representative, heir or legatee, in the event of the Participant’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Participant (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Participant has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Participant must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable requirements of state and federal laws and regulatory agencies.

XX.	20.NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise then under the Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of awards to Participants of the Company under their employment agreements, and not in the framework of any previous award plan, shall not be deemed an approved incentive arrangement for the purpose of this section.

XXI.	21.MULTIPLE AGREEMENTS

The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time. The Board may also grant more than one Award to a given Participant during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Participant.

22. RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be adjusted with respect to a particular country by means of an addendum to the Plan in the form of an appendix (the “Appendix”), and to the extent that the terms and conditions set forth in the Appendix conflict with any provisions of the Plan, the provisions of the Appendix shall govern. Terms and conditions set forth in the Appendix shall apply only to Awards issued to Participants under the jurisdiction of the specific country that is subject of the Appendix and shall not apply to Awards issued to any other Participant.